                               EXHIBIT 99.2

                             [CFSB LETTERHEAD]

                                May 4, 1999

Dear Stockholder:

     We invite you to attend the special meeting of stockholders of CFSB Bancorp, Inc., that will be held at the Sheraton Lansing Hotel, 925 Creyts Road, Lansing, Michigan on June 8, 1999, at 11:00 a.m. At the meeting, you will be asked to consider an Agreement and Plan of Merger, dated as of February 24, 1999, between CFSB Bancorp, Inc., Old Kent Financial Corporation, and
OKFC Acquisition Corporation (the "Merger Agreement"). Pursuant to the Merger Agreement, CFSB will merge with a wholly owned subsidiary of Old Kent. Upon consummation of the merger, each outstanding share of CFSB's common stock will be converted into the right to receive 0.6222 shares of Old Kent common stock and cash in lieu of fractional shares.

     Enclosed with this letter are a Notice of Special Meeting and a Prospectus and Proxy Statement that describe in detail the proposed merger, the background of the merger, and other related information. Also enclosed is a proxy solicited by CFSB's Board of Directors in connection with the meeting.

     Feldman Financial Advisors, Inc., CFSB's financial advisor, has issued its opinion to the Board of Directors regarding the fairness, from a financial point of view, of the consideration to be received by CFSB stockholders pursuant to the Merger Agreement. A copy of the opinion is attached as Appendix C to the Prospectus and Proxy Statement.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES "FOR" ADOPTION OF THE MERGER AND MERGER AGREEMENT. THE VOTE "FOR" THE PROPOSED MERGER OF A MAJORITY OF CFSB'S OUTSTANDING SHARES ENTITLED TO VOTE IS NECESSARY TO APPROVE THE MERGER AND THE MERGER AGREEMENT. FAILURE TO VOTE (EITHER BY FAILING TO RETURN YOUR PROXY CARD OR FAILING TO VOTE IN PERSON AT THE MEETING) WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

     We urge you to consider carefully all of the materials in the Prospectus and Proxy Statement and to execute and return the enclosed proxy as soon as possible. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                   Sincerely,

                                   /s/Robert H. Becker
                                   Robert H. Becker
                                   President and Chief Executive Officer

---------------------------------------------------------------------------
PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER FOR EXCHANGE OF STOCK
CERTIFICATES.
---------------------------------------------------------------------------